UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 28, 2007

NEW YORK HEALTH CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-12451	11-2636089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1850 McDonald Avenue, Brooklyn, New York		11223
(Address of Principal Executive Offices)		(Zip Code)

(212) 679-7778
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Election and Compensation of Directors.

This is an amendment to the Company’s Form 8-K filed on February 6, 2007. This amendment is being filed to set forth the compensation of the directors, the terms of which were determined on February 28, 2007.

Effective February 6, acting by unanimous written consent pursuant to Article 2 of the Company’s bylaws, the Board of Directors of the Company appointed Mr. Yoram Hacohen and Dr. Howard Berg to fill two existing vacancies in the Board of Directors, with each person to serve in such capacity until his successor is elected at the next annual meeting of shareholders.

The compensatory arrangements for each of these newly-appointed directors that were determined on February 28, 2007 are $1,000 per month and a grant of non-qualified options to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.13 per share, representing the closing sale price of the common stock on the date of grant, and vesting on the date of grant. Such options were granted pursuant to the Company’s 2004 Stock Incentive Plan, incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on August 9, 2005.

Under the terms of the 2004 Incentive Plan, up to 5,000,000 shares of common stock may be granted. The Plan is administered by the Board of Directors, which determines which key employees, officers, directors or outside consultants will receive stock options. Granted options are exercisable after the date of grant in accordance with the terms of the grant up to ten years after the date of the grant. The exercise price of any incentive stock option or nonqualified option granted under the Option Plan may not be less than 100% of the fair market value of the Company’s common stock at the time of the grant.

Item 9.01    Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK HEALTH CARE, INC. (Registrant)

Date: March 2, 2007	By:	/s/ Murry Englard
Murry Englard
Title: Acting Chief Executive Officer